PPK Investment Group, Inc. and MJ Harvest, Inc. Execute Non-Binding Term Sheet to Acquire Up to 10% of Weedsy

Non-Binding Term Sheet Also Includes Licensing Agreement to Market Weedsy Branded Products in Oklahoma and South Dakota

LAS VEGAS, NV /August 18, 2021 / MJ Harvest, Inc. (“MJHI”) (OTCQB:MJHI) announced today that MJHI and its portfolio company PPK Investment Group, Inc. (“PPK”) recently executed a non-binding term sheet to acquire 10% of WDSY, LLC (“Weedsy”), a cannabis brand in California currently sold in over 50 dispensaries. The initial term of the agreement is proposed to be for 5 years and would be renewable at successive 5-year anniversaries of the agreement at the election of MJHI and PPK, provided certain performance objectives are met. Specific terms are intended to be included in a definitive agreement between the parties, subject to completion of satisfactory due diligence by the parties. Weedsy sells pre-rolled branded cannabis products packed with organic cannabis flower, kief and THC distillate throughout California.

Pursuant to the term sheet and pending a final binding agreement, MJ Harvest intends to acquire 10% of Weedsy through two tranches. The first tranche would be paid on the day the final agreement is executed. The price for the first tranche will be $200,000 payable in shares valued at the closing price of the shares on the OTCQB the day the agreement is executed. The second tranche would be paid in shares either on the two year anniversary of the execution of the agreement or in the case of a termination of the agreement by either party, on the date of the termination. The amount of the second tranche would be calculated as 10% of Weedsy 12-month trailing broad channel product sales generated by licensed distributors in all states, less the initial cash payment. The second tranche’s terms reflect the expected growth of Weedsy products over the next 2 years.

As part of the non-binding term sheet and contingent on agreeing to a final binding agreement, MJHI and PPK will work in conjunction with Weedsy to market at least six Weedsy product lines on an exclusive basis in Oklahoma and South Dakota. Under the terms of the definitive agreement, Weedsy would provide PPK and MJHI with product formulations, manufacturing specifications, promotion, advertising methods and product design. The stated goal of both parties is to market and sell the brand in other states besides California, Oklahoma and South Dakota. The definitive agreement would grant MJHI and PPK the right of first refusal to expand the Weedsy brand into other states. Further, MJHI and PPK would pay Weedsy a revenue share fee of 10% of all net sales of Weedsy products sold by MJHI and PPK. MJHI and PPK would also be required to apply 5% of all net sales to marketing Weedsy products for the term of the agreement.

Patrick Bilton, Chief Executive Officer of MJ Harvest commented, “We have been working hard to arrive at a framework for a long-term partnership with Weedsy. The proposed equity investment in Weedsy shows our commitment to the Weedsy brand. We fully anticipate the relationship between our company, PPK and Weedsy will provide significant value for all parties. We will continue to focus on manufacturing, marketing, and selling quality products.”

Raymond Yang, Chief Executive Officer of Weedsy commented, “We look forward to this partnership with MJ Harvest and PPK. We are excited to expand Weedsy not only within the California market but across other states as well, and we believe the growing MJHI family of brands is a great step on that path.”

PPK is currently operating in Oklahoma, is in the process of expanding into Arizona and South Dakota and is exploring several other expansion opportunities in various other markets, including California. MJHI currently owns 10% of PPK with options to acquire 100% of PPK at any time prior to March 31, 2023, provided any increase in ownership can then be accomplished in accordance with Oklahoma law.

About Weedsy:

Weedsy is a fast growing California cannabis brand, focused on exemplifying the cannabis lifestyle with single-use, mini pre-rolls for a one-and-done elevated experience. The brand’s rapid success has been driven by potent product at an accessible price, as well as a unique, consumer-friendly, fruit-flavor line-up. Based in Los Angeles, Weedsy intends to soon expand from Southern California into a Northern California distribution hub, as well as into other states through partnered licensing deals.

About MJ Harvest Inc.

MJ Harvest Inc. (a/k/a MJHI) cultivates, harvests, manufactures and sells cannabis products through its growing relationship with PPK Investment Group Inc. (“PPK”). PPK sells and markets cannabis flower and edibles throughout Oklahoma. PPK is also participating in a comprehensive cannabis joint venture agreement with FSST Pharms LLC which is wholly owned by the Flandreau Santee Sioux Tribe of Flandreau, South Dakota. MJHI currently owns 10% of PPK with options to acquire 100% of PPK Investment Group at any time prior to March 31, 2023, provided any increase can then be accomplished in accordance with Oklahoma law.

MJHI also acquires and markets products and technologies that are designed to benefit growers and processors in the horticultural and agricultural industries. MJHI launched www.procannagro.com to provide a professionally designed and maintained web-based marketing outlet for the company’s brands and technologies.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that the parties will enter into a definitive agreement for the above-described applicable potential transaction, or that if such agreement is entered into, that the terms of the proposed applicable transaction will not change materially from the terms set forth in the applicable term sheet or that the applicable potential transaction will be consummated. Certain conditions to the closing of the potential transaction are outside of the parties’ control and the parties cannot provide any assurance that the conditions will be satisfied. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
MJ Harvest, Inc.
9205 West Russell Rd., Ste. 240
Las Vegas, NV 89148
Telephone: 954.519.3115
Tcktsllc@earthlink.net
@HARVESTMJ